Exhibit (d)(6)

Corporate Headquarters

11950 Democracy Drive

Suite 600

Reston, VA 20190 USA

May 6, 2014

Sir Martin Sorrell

WPP Plc

27 Farm Street

London W1J 5RJ

Confidentiality Agreement

Dear Martin:

In connection with the possible transaction (“Proposed Transaction”) between comScore, Inc. (“comScore”) and WPP Plc (“Company”), and in order to allow comScore and Company to evaluate the Proposed Transaction, each of comScore and Company have and will deliver to the other party hereto, upon the execution and delivery of this letter agreement by such other party, certain information about its properties, employees, finances, businesses and operations (such party when disclosing such information being the “Disclosing Party” and when receiving such information being the “Receiving Party”). All information (i) about the Disclosing Party or (ii) about any third party (which information was provided to the Disclosing Party subject to an applicable confidentiality obligation to such third party), furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished, is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this letter agreement; (ii) the Receiving Party can demonstrate was available to the Receiving Party or its Representatives on a non-confidential basis prior to its disclosure by the Disclosing Party or its Representatives; (iii) becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is not otherwise bound by a confidentiality agreement with the Disclosing Party or any or its Representatives, or is otherwise not under an obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party; or (iv) was independently developed by the Receiving Party without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants); and (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual.

Unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party (i) shall keep all Proprietary Information confidential, shall not disclose or reveal any Proprietary Information to any person other than its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know the Proprietary Information for the purpose of evaluating the Proposed Transaction and shall cause those persons to observe the terms of this letter agreement; (ii) shall not use Proprietary

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Information for any purpose other than in connection with its evaluation of the Proposed Transaction or the consummation of the Proposed Transaction in a manner that the Disclosing Party has approved; and (iii) shall not disclose to any person (other than those of its Representatives who are actively and directly participating in its evaluation of the Proposed Transaction or who otherwise need to know for the purpose of evaluating the Proposed Transaction and, in the case of its Representatives, whom it will cause to observe the terms of this letter agreement applicable to the Receiving Party) any information about the Proposed Transaction, or the terms or conditions or any other facts relating thereto, including, without limitation, the fact that discussions are taking place with respect thereto or the status thereof, or the fact that Proprietary Information has been made available to the Receiving Party or its Representatives. The Receiving Party shall be responsible for any breach of the terms of this letter agreement by it or its Representatives. The Receiving Party shall promptly notify the Disclosing Party of any use or disclosure of Proprietary Information in violation of this letter agreement of which the Receiving Party becomes aware, and the Receiving Party shall assist the Disclosing Party in remedying any such unauthorized use or disclosure.

In the event that the Receiving Party or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information or any other information concerning the Disclosing Party or the Proposed Transaction, the Receiving Party shall provide the Disclosing Party with prompt notice of such request or requirement, if permitted by such process, in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy, (ii) to consult with the Receiving Party with respect to the Disclosing Party’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party or its Representative shall use commercially reasonable efforts to disclose only that portion of the Proprietary Information which is legally required to be disclosed and to ensure that all Proprietary Information that is so disclosed will be accorded confidential treatment. In the event that the Receiving Party or its Representatives shall have complied fully with the provisions of this paragraph, such disclosure may be made by the Receiving Party or its Representatives without any liability hereunder.

Each party agrees that neither it nor its Representatives will at any time from the date of this letter agreement until the two-year anniversary of such date, directly or indirectly, solicit for employment any employee of the other partyinvolved in evaluation of the Transaction or becomes known to the party because of the Proposed Transaction; provided that general solicitation of employment through newspapers, periodicals, trade publications, advertisements or web-postings, or employment agencies and not specifically directed at such employees shall not constitute a breach of this provision.

If either party hereto shall determine that it does not wish to proceed with the Proposed Transaction, such party shall promptly advise the other party of that decision. In that case, or in the event that the Disclosing Party, in its sole discretion, so requests or the Proposed Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party’s written request, promptly deliver to the Disclosing Party all Proprietary Information, and, at the Receiving Party’s election, return or destroy (provided that any such

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destruction shall be certified by a duly authorized Representative of the Receiving Party) all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representative of the Receiving Party; provided, that electronic copies of Proprietary Information shall only be destroyed to the extent practical (e.g., not including electronic copies on back-up servers) and a party may retain one copy in its general counsel office; provided, however, that the Proprietary Information will remain subject to the confidentiality provisions of this agreement whether or not it is destroyed.

Subject to the terms and conditions of a definitive written agreement regarding the Proposed Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives nor any of the officers, directors, employees, agents or controlling persons of such Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Proprietary Information and such information is provided on an “AS IS” basis. The Receiving Party shall not be entitled to rely on the accuracy or completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the completeness of the Proprietary Information as may be made to it in any definitive written agreement relating to the Proposed Transaction, subject to the terms and conditions of such agreement.

The Disclosing Party retains all right, title, and interest in its Proprietary Information. No license to the Receiving Party, under any trademark, patent or copyright, or applications for same which are now or may thereafter be obtained by such Receiving Party, is either granted or implied by the conveying of Proprietary Information to the Receiving Party. Each party understands that nothing in this letter agreement requires the disclosure of any Proprietary Information by either party, and that each party has the right to determine, in its sole discretion, which of its Proprietary Information, if any, to disclose to the other party.

Until a definitive agreement regarding the Proposed Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party of any nature whatsoever with respect to the Proposed Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein). Each party hereto and its Representatives (i) may conduct the process that may or may not result in the Proposed Transaction in such manner as such party, in its sole discretion, may determine (including, without limitation, negotiating and entering into a definitive agreement with any third party without notice to the other party) and (ii) reserves the right to change (in its sole discretion, at any time and without notice to the other party) the procedures relating to the parties’ consideration of the Proposed Transaction (including, without limitation, terminating all further discussions with the other party and requesting that the other party return or destroy the Proprietary Information as described above).

Each party is aware, and will advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

The parties recognize and acknowledge that Proprietary Information is of a special, unique and extraordinary character to the Disclosing Party and that disclosure, misappropriation

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or unauthorized use of such Proprietary Information by the Receiving Party cannot be fully compensated and that, further, any such disclosure, misappropriation or unauthorized use of the Proprietary Information will cause irreparable injury to the Disclosing Party. The Receiving Party expressly agrees, therefore, that the Disclosing Party, in addition to any rights and remedies it may have under this letter agreement or at law or in equity, will be entitled to (a) seek injunctive and other equitable relief to prevent the breach, or the further breach, of any of the terms and provisions hereof, and (b) to be indemnified by the Receiving Party from any loss or harm, including but not limited to reasonable attorney’s fees, arising out of or in connection with any breach or enforcement of the Receiving Party’s obligations under this letter agreement or the unauthorized use or disclosure of the Disclosing Party’s Proprietary Information. Each party expressly waives (i) the defense that a remedy in damages will be adequate and (ii) any requirement in an action for specific performance or injunction for the posting of a bond by the other party.

It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Delaware law.

The confidentiality obligations under this letter agreement shall terminate on the three year anniversary of the date of this letter agreement; provided, however, that Proprietary Information that is a trade secret of a party will remain subject to the confidentiality provisions of this agreement so long as such Proprietary Information remains a trade secret as a matter of law.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party. The invalidity or unenforceability of any provision of this letter agreement shall not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect. The parties are independent contractors, and nothing contained in this letter agreement shall be construed to constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking. In no event will any provision of this letter agreement be construed to create an agency of any kind or to any extent, and at no time shall either party make commitments or incur any charges or expenses for, or in the name of, the other party.

This letter agreement may be signed in counterparts, including by facsimile (or other electronic transmission of signature pages), each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. This letter agreement may not be assigned, in whole or in part, by a party without the other party’s prior written consent. Any attempted assignment by a party in violation of the previous sentence will be null and void and of no effect, and will constitute a breach of this letter agreement.

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Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

COMSCORE, INC.

By:	/s/ Christiana L. Lin
Name:	Christiana L. Lin
Title:	EVP, General Counsel and Chief Privacy Officer

ACCEPTED AND AGREED as of the date first written above:

WPP Plc

By:	/s/ Andrew Scott
Name:	ANDREW SCOTT
Title:	DIRECTOR CORPORATE DEVELOPMENT

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